Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

January 28, 2026

Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287

Re:
Registration Statement on Form S-3 (No. 333-285441)

Ladies and Gentlemen:

We have served as Maryland counsel to Huntington Bancshares Incorporated, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of (a) $1,000,000,000 aggregate principal amount of 4.623% Fixed-to-Floating Rate Senior Notes due 2032 (the “Fixed-to-Floating Senior Notes”) of the Company and (b) $750,000,000 aggregate principal amount of 5.605% Fixed-to-Fixed Rate Subordinated Notes due 2041 (the “Subordinated Notes” and, together with the Fixed-to-Floating Senior Notes, the “Notes”) of the Company, covered by the above-referenced Registration Statement on Form S-3, and all amendments thereto, as filed with the United States Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “1933 Act”) (the “Registration Statement”).  The Notes will be issued pursuant to the Underwriting Agreement, dated as of January 23, 2026 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Huntington Securities, Inc., as representatives of the several underwriters listed in Schedule I thereto.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.
The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2.
The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

3.
A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

4.
Resolutions adopted by the Board of Directors of the Company relating to the issuance of the Notes, certified as of the date hereof by an officer of the Company;

5.
The Underwriting Agreement;

Huntington Bancshares Incorporated
January 28, 2026

6.
A certificate executed by an officer of the Company, dated as of the date hereof;

7.
The Senior Debt Securities Indenture, dated as of December 29, 2005, as amended and supplemented by the Fifth Supplemental Indenture, dated as of August 21, 2023, and the Ninth Supplemental Indenture, dated as of January 28, 2026, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to JP Morgan Chase Bank, a national banking association, as trustee (the “Senior Debt Indenture”);

8.
The Subordinated Debt Securities Indenture, dated as of December 29, 2005, as supplemented by the Fourth Supplemental Indenture, dated as of January 28, 2026, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to JP Morgan Chase, a national banking association, as trustee (the “Subordinated Debt Indenture” and, together with the Senior Debt Indenture and the Underwriting Agreement, the “Note Documents”);

9.
The Registration Statement and the related form of prospectus included therein and the supplement thereto, in the form in which it was transmitted to the Commission under the 1933 Act; and

10.
Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.
Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.
Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.
Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.
All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Huntington Bancshares Incorporated
January 28, 2026

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.
The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.
The Notes have been duly authorized by the Company for issuance and sale pursuant to the Note Documents and the Registration Statement.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or any other state law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  We note that each of the Note Documents provides that it shall be governed by the laws of the State of New York.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Huntington Bancshares Incorporated
January 28, 2026

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Notes (the “Form 8-K”).  We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,
/s/ Venable LLP